Exhibit 2

CONVERSION AGREEMENT

This Conversion Agreement (this “Agreement”) is made and entered into effective as of September 28th, 2006 by and between TOWER SEMICONDUCTOR LTD. (the “Company” or “Tower”), a company organized under the laws of the State of Israel and BANK LEUMI LE-ISRAEL B.M., a banking corporation organized under the laws of the State of Israel (the “Bank”).

WHEREAS, Tower is an independent manufacturer of wafers whose Ordinary Shares are traded on the Nasdaq Stock Market (“NASDAQ”) under the symbol TSEM and whose Ordinary Shares and certain other securities are traded on the Tel-Aviv Stock Exchange (“TASE”) under the symbol TSEM;

WHEREAS, the Bank and Bank Hapoalim B.M. (collectively, the “Banks”) and Tower are parties to a Facility Agreement dated January 18, 2001, as amended (the “Facility Agreement”); and

WHEREAS, at the request of Tower, the Banks and Tower have entered into an Amending Agreement dated August 24, 2006 (the “Amending Agreement”), the conditions to the effectiveness of which include, inter alia, the conversion by each Bank of US $79,000,000 (seventy-nine million US dollars) of its loans made to Tower pursuant to the Facility Agreement (the “Loans”) into an equity-equivalent convertible capital note to be issued to the Bank (a “Capital Note”) in the amount of US $39,500,000 (thirty-nine million five hundred thousand US dollars) which will in turn be convertible, in whole or in part, by the Bank at any time and from time to time into 25,986,842 (twenty-five million, nine hundred and eighty-six thousand and eight hundred forty-two) ordinary shares of Tower at a conversion price of US $1.52 (one US dollar and fifty-two cents) per share (such number of shares and conversion price, in each case, subject to adjustment from time to time as provided in the Capital Note) and the entering into by the Bank and Tower of a Registration Rights Agreement (the “Registration Rights Agreement”) and of this Agreement, in each case, on the date of the effectiveness of the Amending Agreement (the “Amendment Closing Date”); and

WHEREAS, clause 9.4 of the amended and restated Facility Agreement that will become effective pursuant to the Amending Agreement on the Amendment Closing Date, as the same may be further amended from time to time (the “Restated Facility Agreement”) obligates the Company to make certain compensatory payments in January, 2011 to the Banks or their nominees on account of the Banks’ agreement to reduce the rate of Interest on the Loans, which payments may, subject to said clause 9.4 and this Agreement, be made in the form of shares and/or Capital Notes and/or convertible debentures (the “Clause 9.4 Equity Issuances”), which issuances are subject, inter alia, to the terms and conditions of this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

1.	Interpretation.

1.1. As used in Sections 3.8 and 5.1 of this Agreement:

1.1.1.	“control” (including the terms “controlling”, “controlled by” or “under common control with”, means the possession direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise; and

1.1.2.	“subsidiary” of a person means any company (a) in which such person, directly or indirectly, owns 25% (twenty-five percent) or more of a class of voting securities or (b) which is otherwise directly or indirectly controlled by such person. For the avoidance of doubt, a subsidiary need not be consolidated for financial statement purposes with such person in order to be deemed a subsidiary in this Agreement.

1.2. Definitions. Except as otherwise defined herein, terms and expressions defined in the Restated Facility Agreement shall have the same meanings when used in this Agreement and all provisions of the Facility Agreement concerning matters of construction and interpretation shall apply to this Agreement.

1.3. Preamble. The preamble to this Agreement constitutes an integral part thereof.

2.	Conversion of Loan and Issue of Capital Note on the Amendment Closing Date.

The Company hereby:

2.1. issues to the Bank, and the Bank hereby receives from the Company, in conversion of US $79,000,000 (seventy-nine million US dollars) of the Loans, an executed Capital Note in the principal amount of US $39,500,000 (thirty nine million five hundred thousand US dollars) in the form attached as Exhibit 1 hereto. For the avoidance of doubt, as of the Amendment Closing Date, the principal amount of Loans outstanding and owed by Tower to the Banks shall be as set forth in the second sentence of clause 2.1 of the Restated Facility Agreement;

2.2. furnishes to the Bank a copy of the approval of the TASE for listing the 25,986,842 (twenty-five million, nine hundred and eighty-six thousand, eight hundred and forty-two) shares issuable upon conversion of said Capital Note; and

2.3. confirms that the Company has recorded such issuance of the Capital Note in the name of Bank on the records of the Company.

3.	Representations and Warranties of the Company.

The Company hereby represents and warrants to the Bank on the Amendment Closing Date as follows:

3.1. Organization. The Company is duly organized and validly existing under the laws of its jurisdiction of incorporation and has full corporate power and authority to own, lease and operate its properties and assets and to conduct its business as now being conducted and to perform all its obligations under this Agreement.

3.2. Share Capital. All issued and outstanding share capital of the Company has been duly authorized and is validly issued. The shares to be issued upon conversion of any Capital Note or convertible debentures issued pursuant to this Agreement (the “Conversion Shares”) and, if applicable, on the Clause 9.4 Closing Date, are duly authorized and reserved for issuance by the Company and, when issued in accordance with the terms of such Capital Note or convertible debentures or, as applicable, this Agreement and Clause 9.4 of the Restated Facility Agreement, will be validly issued, fully paid, nonassessable and not subject to any pledge, lien or restriction on transfer, except for restrictions on transfer imposed by applicable securities laws. The entering into and performance of this Agreement and the issuance of any shares, Capital Notes or convertible debentures hereunder do not, and the issuance of any Conversion Shares will not, conflict with the Memorandum of Association or the Articles of Association of the Company nor with any outstanding convertible security, warrant, option, call, preemptive right or commitment of any type relating to the Company’s capital stock (collectively, “Equity Rights”). The entering into and performance of this Agreement, the issuance of any shares or Capital Notes hereunder and the issuance of the Conversion Shares do not require, or give any holder of Equity Rights the right to have made, any adjustments to be made in the conversion or exercise price, the number of shares issuable upon conversion or exercise or any other provision of the aforegoing Equity Rights.

3.3. Authorization; Approvals. All corporate action on the part of the Company necessary for the execution, delivery and performance of this Agreement and the issuance of any shares, Capital Notes, convertible debentures and Conversion Shares has been taken. Except as set forth in Schedule 3.3 hereto, save for any consents, approvals, authorisations or exemptions already obtained, and filings already made, no consent, approval or authorization of, exemption by, or filing with, any governmental or regulatory authority, including any approval of, or filings with, the Israeli Securities Authority (the “ISA”), the TASE or any third party is required in connection with the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby, including the issuance by way of private placement pursuant to this Agreement of any Capital Notes, convertible debentures or shares. This Agreement and all Capital Notes or convertible debentures issued hereunder on the date which this representation is given have been executed and delivered by the Company, and each constitutes the valid and legally binding obligations of the Company, legally enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws relating to creditor’s rights generally and general principles of equity.

3.4. Cross-Default. No Default or Event of Default exists under the Facility Agreement.

3.5. No Conflicts. Neither the execution and delivery of this Agreement by Tower, nor the compliance with the terms and provisions of this Agreement on the part of Tower, including the issuance of shares, Capital Notes, convertible debentures or Conversion Shares, will: (i) violate any statute or regulation of any governmental authority, domestic or foreign, affecting Tower; (ii) require the issuance of any authorization, license, consent or approval of any governmental agency, or any other person which has not been obtained, save as set forth in Schedule 3.5 hereto; or (iii) conflict with or result in a breach of any of the terms, conditions or provisions of any judgment, order, injunction, decree, loan agreement or other material agreement or instrument to which Tower is a party, or by which Tower is bound, or constitute a default thereunder, the effect of which might have a material adverse effect on Tower.

3.6. No Litigation. There are no actions, suits, proceedings, or injunctive orders, pending or threatened against or affecting Tower relating to the subject matter of this Agreement.

3.7. No Brokers. Except as set forth in Schedule 3.7 hereto, Tower has not engaged any broker or finder in connection with the transactions contemplated by this Agreement, and no broker or other person is entitled to any commission or finder’s fee in connection with such transactions.

3.8. Activities in the United States.

3.8.1.	More than 50% (fifty percent) of the consolidated assets of the Company as shown or would be shown on its consolidated financial statements (a) as of the last day of the immediately preceding calendar year and (b) as of the date hereof are, in each case, are located outside of the United States.

3.8.2.	More than 50% (fifty percent) of the consolidated revenues of the Company as shown or would be shown on its consolidated financial statements (a) for the immediately preceding calendar year; and (b) during the current calendar year to date, in each case, are derived from outside the United States.

3.8.3.	For the purposes of Section 3.8.1, Section 3.8.2, Section 5.1.1, Section 5.1.2, Section 5.1.6, Section 5.1.7 and Section 6.6 herein, assets and revenues of the Company will be deemed to be located or derived from “outside the United States” if they are recorded on the books of the Company or of any subsidiaries of the Company incorporated outside the United States (“Non-U.S. Subsidiaries”) (provided that such revenues are not recorded on the books of any offices of the Company or of its Non-U.S. Subsidiaries located in the United States (“U.S. Offices”)) and will be deemed to be located in or derived from the United States if they are recorded on the books of any U.S. Offices or of any subsidiaries of the Company incorporated in the United States (“U.S. Subsidiaries”). By way of example, revenues recorded on the books of the Company itself (but not on the books of any U.S. Offices) will be considered revenues derived from outside the United States, even if the revenues derive from a sale of the Company’s products to a U.S. person and even if the Company’s U.S. Subsidiary was involved in marketing, sales or post-sales support efforts.

3.8.4.	The activities, if any, of the Company and its Non-U.S. Subsidiaries within the United States and the activities of all U.S. Subsidiaries are the same kind as or support the Company’s or its Non-U.S. Subsidiaries’ activities outside of the United States. For purposes of this Section 3.8.4, Section 5.1.3, Section 5.1.6, Section 5.1.7 and Section 6.6 below (a) ”the same kind as” shall mean activities that are within the same “establishment” categories of the North American Classification System published by the United States Census Bureau, and (b) ”support” shall mean supply, distribution, sales, marketing, servicing, research and development, licensing, design, customer relations and/or similar activities.

3.8.5.	Neither the Company nor any of its subsidiaries conducts activities in the United States that consist of engaging in the business of banking, securities, insurance or real estate.

3.8.6.	Neither the Company nor any of its subsidiaries engages, nor do either own more than 5% (five percent) of a class of voting securities of a person that engages, in the business of securities underwriting or distribution in the United States.

3.9. The Company acknowledges that the Bank is acquiring the Capital Notes on the Amendment Closing Date in full reliance upon the representations and warranties made by the Company in this Agreement, including in Section 3.8 above.

4.	Representations and Warranties of the Bank.

The Bank hereby represents and warrants to the Company that it:

4.1. is acquiring the securities issued and to be issued to the Bank pursuant to this Agreement for investment and not with a view to distribution without registration under the U.S. Securities Act of 1933 (the “Securities Act”);

4.2. has requisite knowledge and experience in financial and business matters to be capable of evaluating the merits and risks of an investment in the Company and is an accredited investor as defined in Rule 501(a) under the Securities Act;

4.3. understands that none of the Capital Notes issued and to be issued under this Agreement have been, or will be, registered under the Securities Act, or the laws of any jurisdiction;

4.4. agrees that none of the securities issued and to be issued to the Bank pursuant to this Agreement may be sold, offered for sale, transferred, pledged, hypothecated or otherwise disposed of except by registration under the Securities Act or otherwise in compliance with the Securities Act, the Israeli Securities Law or any applicable securities laws of any jurisdiction (including pursuant to an exemption therefrom); and

4.5. acknowledges that the securities, upon issuance, will, unless in the reasonable opinion of counsel for the Company such legend is not required in order to ensure compliance under the Securities Act, bear the following legend:

THESE SECURITIES [(INCLUDING THE SECURITIES ISSUABLE PURSUANT HERETO)]1 HAVE NOT BEEN REGISTERED OR QUALIFIED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED, OR ANY U.S. STATE OR OTHER JURISDICTION’S SECURITIES LAWS. THESE SECURITIES (INCLUDING THE SECURITIES ISSUABLE PURSUANT HERETO) MAY NOT BE SOLD, OFFERED FOR SALE OR PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED, (THE “ACT”) WITH RESPECT TO ANY SUCH SECURITIES OR AN OPINION OF COUNSEL (REASONABLY SATISFACTORY TO THE COMPANY) THAT SUCH REGISTRATION IS NOT REQUIRED OR UNLESS SOLD PURSUANT TO RULE 144 OF THE ACT OR ON THE TEL-AVIV STOCK EXCHANGE IN COMPLIANCE WITH REGULATION S UNDER THE ACT.

For the avoidance of doubt, nothing in this Section 4 shall derogate from the Company’s obligations under the Registration Rights Agreement.

[1]	Following the effective date of the Registration Statement covering the Conversion Shares, if applicable, bracketed language to be removed from all future Capital Notes and convertible debentures to be issued and, at the request of the holder, a substitute Capital Note omitting the bracketed language will promptly be delivered to the holder. If shares are directly issued in the Clause 9.4 Equity Issuance, the first sentence of the legend and the first parenthetical in the second sentence will be removed following the effective date of the Registration Statement covering such shares.

5.	Undertakings by the Company.

5.1. For so long as (a) any shares or Capital Notes are issuable to the Bank and/or its subsidiaries (for the avoidance of doubt, as defined in Section 1.1.2 above) pursuant to this Agreement and (b) any securities of the Company (including Capital Notes, Warrants and shares), constituting or convertible into 5% or more of any class of voting securities (as defined in the United States Code of Federal Regulations - 12 C.F.R. Section 225.2(q)) of the Company are beneficially owned by the Bank and/or its subsidiaries (for the avoidance of doubt, as defined in Section 1.1.2 above), the Company shall use its best efforts in order:

5.1.1.	that more than 50% (fifty percent) of the consolidated assets of the Company as of December 31 of each calendar year are located outside of the United States (the “Asset Test”);

5.1.2.	that more than 50% (fifty percent) of the consolidated revenues of the Company as of December 31 of each calendar year are derived from outside the United States (the “Revenue Test”);

5.1.3.	that the activities of the Company within the United States and the activities of the U.S. Subsidiaries are of the same kind as or support the activities of the Company or its Non-U.S. Subsidiaries outside the United States (the “Same Line of Business Test”);

5.1.4.	that neither the Company nor any of its subsidiaries will conduct activities in the United States that consist of engaging in the business of banking, securities, insurance or real estate (the “Financial Activities Test”) (for the avoidance of doubt, nothing in the aforesaid shall derogate from the obligations of the Company under the Restated Facility Agreement);

5.1.5.	not to engage, or permit any of its subsidiaries to engage, or to own or permit any of its subsidiaries to own more than 5% (five percent) of a class of voting securities of a person that engages, in the business of securities’ underwriting or distribution in the United States (the “No Underwriting Test”) (for the avoidance of doubt, nothing in the aforesaid shall derogate from the obligations of the Company under the Restated Facility Agreement);

5.1.6.	Nothing in Sections 5.1, 5.1.1, 5.1.2, 5.1.3, 5.1.4 or 5.1.5 above shall require the Company to prejudice the business or financial interests of the Company and the Company may take such actions or refrain from taking actions that may cause it not to satisfy the Asset Test, the Revenue Test, the Same Line of Business Test, the Financial Activities Test and/or the No Underwriting Test, provided that the taking of such actions, or refraining from taking such actions, are in the business or financial interests of the Company as reasonably determined by the Company;

5.1.7.

furnish to the Bank and, subsequent to the Clause 9.4 Closing Date, any nominee of the Bank pursuant to clause 6 below, as soon as practicable (and, in any event, within thirty (30) days after the end of each calendar year), a certificate of the Chief Financial Officer of the Company, in a form reasonably satisfactory to the Bank (i) confirming whether the Company is in compliance with each of the Asset Test, the Revenue Test, the Same Line of Business Test, the Financial Activities Test and the No Underwriting Test, provided that if the Company is not in compliance with the Asset Test or the Revenue Test in a particular calendar year, the Chief Financial Officer shall describe the steps, if any, being taken by the Company to ensure compliance in the immediately following calendar year (for the removal of doubt, without derogating from Section 5.1.6 above); and (ii) setting out (a) the amount and percentage of the consolidated revenues of the Company derived from outside the United States during the immediately preceding calendar year, and (b) the amount and percentage of the consolidated assets of the Company located outside of the United States as of December 31 of such immediately preceding calendar year; and

5.1.8.	furnish promptly to the Bank and, subsequent to the Clause 9.4 Closing Date, any nominee of the Bank pursuant to clause 6 below, such other information as such person may reasonably request in order to satisfy their obligations to file certain reports or assess its compliance with applicable legal or regulatory requirements relating to the transactions contemplated herein.

5.2. The Company shall fulfil all of its obligations under the Equity Documents, including the Capital Notes issued pursuant hereto and the Registration Rights Agreement.

5.3. In the event that the adjustment provisions of any Capital Notes issued pursuant hereto result in additional Conversion Shares to be issued upon conversion of the Capital Notes, the Company shall promptly furnish the Bank with a copy of the approval of the TASE for listing such additional Conversion Shares (if the Company’s shares are then traded on the TASE).

5.4. To the extent that ordinary shares (or other shares of capital stock substituted therefor) of the Company are listed on one or more securities exchanges, including the NASDAQ and the TASE, the Company shall maintain, at its expense, the listing of the shares of the Company issued pursuant to this Agreement (including upon conversion of Capital Notes issued pursuant to this Agreement) on such exchanges or, in the event such shares of the Company are listed on only one securities exchange, such exchange. Nothing in this Section 5.4 shall constitute an obligation of the Company to list or maintain the listing of its ordinary shares (or other shares of capital stock substituted therefor) on any securities exchanges, including the NASDAQ and the TASE.

6.	Clause 9.4 Closing; Conditions Precedent.

The issuance and allotment of the shares of the Company, or the issuance of Capital Notes, pursuant to and in accordance with clause 9.4 of the Restated Facility Agreement (such date, the “Clause 9.4 Closing Date”), to the Bank or its nominee (which shall be an Affiliate of the Bank) shall be subject to the conditions set forth in clause 9.4.6 of the Restated Facility Agreement and to the conditions precedent that the Bank shall have received, by no later than 2 (two) Business Days prior to the Clause 9.4 Closing Date, all of the following documents, matters and things in form and substance satisfactory to the Bank:

6.1. copies of all resolutions of the Board of Directors of the Company and, if necessary, its Audit Committee and shareholders, authorizing all agreements and acts to be performed by the Company as conditions precedent to, or otherwise in connection with, the Clause 9.4 Equity Issuances, to the extent not already authorized in the resolutions delivered on or about the Amendment Closing Date;

6.2. an opinion of the Company’s external legal counsel, satisfactory to the Bank, addressed to the Bank and, if applicable, its nominee, mutatis mutandis, to the Clause 9.4 Equity Issuances in the form of such opinion delivered by Yigal Arnon & Co., Advocates to the Banks, on or about the Amendment Closing Date, provided that paragraphs 4.7 (i) and 5.4 shall be omitted;

6.3. an opinion of U.S. counsel, satisfactory to the Bank, to the effect that, based upon their review of United States federal or New York State statutes, rules and regulations which, in their opinion, based on their experience, are normally applicable to transactions of the types contemplated by clause 9.4 of the Restated Facility Agreement (“United States Applicable Laws”), (i) subject to the effectiveness of the registration statement to be filed by the Company with respect to the Clause 9.4 Equity Issuances pursuant to the Registration Rights Agreement, no consent, approval, authorization, order, registration or qualification of or with any United States federal or New York State court or governmental agency or body is required for the sale in the United States (including through the Nasdaq Stock Market) by the Bank or its nominee of the ordinary shares to be issued or issuable upon conversion of Capital Notes or convertible debentures to be issued to the Bank or its nominee pursuant to clause 9.4 of the Restated Facility Agreement and this Agreement, provided that no opinion need be expressed with respect to state securities or Blue Sky laws; (ii) the acquisition and indefinite holding of the Capital Notes or convertible debentures (provided that, with respect to the convertible debentures, counsel shall assume, solely for purposes of rendering such opinion, that the condition set forth in Section 6.6.2 has been satisfied and that if the Company is, as of the Clause 9.4 Closing Date, satisfying the Tests (as set forth in Section 6.6.1 below) that it shall continue to satisfy the Tests) or the shares issuable in connection with the Clause 9.4 Equity Issuances by the Bank or its nominee is permissible under United States Applicable Laws, including under the Bank Holding Company Act of 1956, as amended; and (iii) the acquisition and holding of either the Capital Notes or the shares issuable in connection with the Clause 9.4 Equity Issuances by the Bank or its nominee will not be subject to the notification and filing requirements under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. Such opinion shall be based upon and subject to reasonable assumptions (without derogating from the parenthetical phrase in subsection (ii) above) and limitations, provided that, if such opinion cannot be delivered, at the request of the Company, such counsel shall describe the legal basis or bases for why such opinion cannot be delivered;

6.4. all of the Company’s (a) representations and warranties given pursuant to this Agreement shall be repeated on the Clause 9.4 Closing Date as if made on the Clause 9.4 Closing Date, other than the representations and warranties given pursuant to the last sentence of Section 3.2 above and pursuant to Section 3.8 above, and (b) all of the Company’s obligations under this Agreement and the Registration Rights Agreement to be performed on or prior to the Clause 9.4 Closing Date shall have been fulfilled, and the Company shall have delivered a certificate of its Chief Executive Officer or Chief Financial Officer to the effect of (a) and (b) in form and substance satisfactory to the Bank;

6.5. all Governmental Authorisations and third party consents required to be obtained by the Company in connection with the Clause 9.4 Equity Issuances shall have been received, including, if applicable:

6.5.1.	confirmation of the Controller of Restrictive Trade Practices (the “Controller”) that no approval is required in connection with the Clause 9.4 Equity Issuances or, if any such approval is considered by the Controller to be required, the unconditional receipt of same (provided that if the Controller shall refuse to provide such confirmation for the reason that the Controller does not see a reason to review the request for the same, such confirmation shall be deemed to have been obtained) (for the removal of doubt, if required, the Bank shall also make such a request);

6.5.2.	the consent of the Investment Centre to the issue of shares, capital notes or convertible debentures (and shares issuable upon conversion of the Capital Notes or convertible debentures) to the Bank and, if applicable, its nominee as contemplated under clause 9.4 to the Restated Facility Agreement;

6.5.3.	the approval of the ILA under the Existing ILA Leases, and any other long term lease agreements between the Company and the ILA, to the issue of shares, capital notes or convertible debentures (and shares issuable upon conversion of the Capital Notes or convertible debentures) to the Bank and, if applicable, its nominee as contemplated under clause 9.4 to the Restated Facility Agreement; and

6.6. provided that the first paragraph of Section 5.1 is applicable, confirmation from the Chief Financial Officer of the Company, in form and substance satisfactory to the Bank, that the Company:

6.6.1.	has satisfied the Asset Test, the Revenue Test, the Same Line of Business Test, the Financial Activities Test and the No Underwriting Test (collectively, the “Tests”) as of December 31 in each of the two years immediately prior to the year in which the Clause 9.4 Closing Date falls, and meets, on the Clause 9.4 Closing Date, the Same Line of Business Test, the Financial Activities Test and the No Underwriting Test; and

6.6.2.	is not aware of any reason why it would not continue to satisfy each of the Tests during the then current year and the immediately following year.

In the event that the conditions precedent set out in this Section 6 above and in clause 9.4.6 of the Restated Facility Agreement are not satisfied by no later than 2 (two) Business Days prior to the Clause 9.4 Closing Date, including if a representation and warranty that is to be repeated cannot be repeated, then the Clause 9.4.1 Amount or the Clause 9.4.2 Amount, as applicable, shall be paid in cash by the Company to the Bank or its nominee on the Clause 9.4 Closing Date, (a) provided however, if said conditions precedent set out in this Section 6 above and in Clause 9.4.6 of the Restated Facility Agreement are otherwise satisfied, by no later than 2 (two) Business Days prior to the Clause 9.4 Closing Date, with respect to the issuance of Capital Notes instead of shares, then the Clause 9.4.1 Amount or the Clause 9.4.2 Amount, as applicable, will not be paid in cash by the Company and Capital Notes shall be issued as contemplated by

Section 7.1 below; and (b) provided further that, if all said conditions precedent, other than as set forth in Section 6.6.2 above, are satisfied by no later than 2 (two) Business Days prior to the Clause 9.4 Closing Date, then the Clause 9.4.1 Amount or the Clause 9.4.2 Amount, as applicable, will, at the option of the Company, in its sole discretion, either be paid in cash or by way of issue of convertible debentures that will (except for consequential changes flowing from the redemption right described below) have the same terms as the Capital Notes (including, for the removal of doubt, that such convertible debentures will not bear interest or be linked to any index), save that the Bank or its nominee or other Affiliate thereof holding said convertible debentures (the “Holder”) shall have the right to require the Company to redeem the convertible debentures, in whole or in part, on the date which is 30 (thirty) months after the Clause 9.4 Closing Date (or, if such date is not a Business Day, on the Business Day immediately prior to such anniversary) (the “Redemption Date”), for an amount in cash equal to the then principal amount thereof submitted for redemption, upon the giving by the Holder to the Company of at least 30 (thirty) days prior written notice. For the avoidance of doubt, if such redemption right is not exercised by a Holder as aforesaid, said convertible debentures shall remain convertible into shares of the Company and shall, subsequent to the Redemption Date, only be payable in accordance with clause 2 of the Capital Note.

7.	Transactions upon the Clause 9.4 Closing.

Subject to the fulfilment of the conditions precedent set out in Section 6 above and in clause 9.4.6 of the Restated Facility Agreement, on the Clause 9.4 Closing Date (unless cash is payable pursuant to Section 6 above or clause 9.4.6 of the Restated Facility Agreement):

7.1. the Company shall issue (and, in the case of shares, allot) to the Bank or its nominee either (a) such number of shares in the name of the Bank or its nominee as provided in clause 9.4.1 or clause 9.4.2 (as adjusted, if applicable, pursuant to clauses 9.4.7 and 9.4.9) of the Restated Facility Agreement and shall send irrevocable instructions to its stock transfer agent to issue a share certificate in respect of such shares (the Bank or its nominee may elect to deliver to Tower an undertaking not to exercise means of control in respect of such shares for a certain period) or (b) (i) at the election of the Bank or its nominee, or if the proviso set forth in subsection (a) in the last paragraph of Section 6 is applicable, Capital Notes or (ii) if the proviso set forth in subsection (b) in the last paragraph of Section 6 is applicable (and the Company has not elected to pay cash), convertible debentures, in each case, substantially in the form attached as Exhibit 1 hereto (save that, in the case of the convertible debentures, a provision granting the redemption right described in subsection (b) in the last paragraph of Section 6 and consequential changes flowing from such redemption right shall be made, in form and substance satisfactory to the Holder), as the case may be, in the principal amounts provided in clause 9.4.1 or clause 9.4.2 (as adjusted, if applicable, pursuant to clauses 9.4.7 and 9.4.9) of the Restated Facility Agreement, as applicable, convertible into shares at the Average Closing Price (as defined in clause 9.4.1 of the Restated Facility Agreement) (subject to adjustments as provided in the Capital Notes);

7.2. the Company shall deliver to the Bank or, if applicable, its nominee a copy of the approval of the TASE for listing the shares issued or issuable pursuant to clause 7.1 above (if the Company’s shares are then traded on the TASE); and

7.3. the Company shall record such issuance of the shares or Capital Note in the name of the Bank, or, if applicable, its nominee on the records of the Company.

8.	Miscellaneous.

8.1. Governing Law; Jurisdiction. This Agreement shall be governed by and shall be construed in accordance with Israeli law and the courts of Tel-Aviv-Jaffa shall have exclusive jurisdiction to hear any matters, provided that the Bank and any other Affiliate of the Bank party to this Agreement shall be entitled to sue Tower in any jurisdiction in which it has an office or holds assets.

8.2. Successors and Assigns; Assignment. Except as otherwise expressly limited herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors and permitted assigns of the parties hereto. This Agreement may not be assigned by any party without the prior written consent of the other party hereto, provided that the Bank may assign this Agreement, in whole or in part, to any Affiliate of the Bank or add an Affiliate of the Bank as an additional party hereto, including, for the avoidance of doubt, any nominee of the Bank in connection with the Clause 9.4 Equity Issuances. Nothing in this Agreement shall be deemed to restrict the (a) transferability of the shares, convertible debentures and Capital Notes to be issued pursuant to this Agreement or the Conversion Shares, in each case, in whole or in part at any time and from time to time, except for restrictions on transfer imposed by applicable securities laws or (b) the assignability of the registration rights in accordance with the Registration Rights Agreement.

8.3. Expenses. The Company shall bear the expenses and costs of all the parties to the transactions contemplated hereby (including the fees and expenses of counsel to the Bank and any nominee of the Bank that is an Affiliate of the Bank in connection with the Clause 9.4 Equity Issuances).

8.4. Entire Agreement; Amendment and Waiver. This Agreement constitutes the full and entire understanding and agreement between the parties with regard to the subject matter hereof. Any term of this Agreement may be amended and the observance of any term hereof may be waived (either prospectively or retroactively and either generally or in a particular instance) only with the written consent of the parties to this Agreement.

8.5. Notices, etc. All notices and other communications required or permitted hereunder to be given to a party to this Agreement shall be in writing and shall be faxed or mailed by registered or certified mail, postage prepaid, or otherwise delivered by hand or by messenger, addressed to such party’s address as set forth below:

If to the Bank:	Corporate Division 34 Yehuda Halevi Street Tel-Aviv Israel Fax. 972-3-5149278 Attn: Manager of Hi-Tech Industries Section

with a copy to (which shall not constitute notice):	Leumi and Co. Investment House Ltd. 25 Kalisher Street Tel-Aviv 65165 Israel Fax: 972-3-5141215 Attn: Head of Investment Sector

If to the Company:	Tower Semiconductor Ltd. Ramat Gavriel Industrial Area P.O. Box 619 Migdal Haemek Israel 23105 Fax. 972-4-6047242 Attn: Oren Shirazi, Acting CFO

with a copy to (which shall not constitute notice):	Yigal Arnon & Co.
1 Azrieli Center 46th Floor Tel-Aviv, Israel, 67021 Fax: 972-3-6087714 Attn: David Schapiro, Adv.

or such other address with respect to a party as such party shall notify each other party in writing as above provided. Any notice sent in accordance with this Section 8.5 shall be effective (i) if mailed, five (5) business days after mailing, (ii) if sent by messenger, upon delivery, and (iii) if sent via facsimile, one (1) business day following transmission and electronic confirmation of receipt.

8.6. Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to any party upon any breach or default under this Agreement, shall be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent, or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. Unless provided otherwise herein, all remedies, either under this Agreement or by law or otherwise afforded to any of the parties, shall be cumulative and not alternative.

8.7. Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable under applicable law, then such provision shall be excluded from this Agreement and the remainder of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms; provided, however, that in such event this Agreement shall be interpreted so as to give effect, to the greatest extent consistent with and permitted by applicable law, to the meaning and intention of the excluded provision as determined by such court of competent jurisdiction.

8.8. Counterparts. This Agreement may be executed in any number of counterparts (including facsimile counterparts), each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

8.9. Headings. The headings of the sections and paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction hereof.

8.10. Further Assurances. Each of the parties hereto shall perform such further acts and execute such further documents as may reasonably be necessary to carry out and give full effect to the provisions of this Agreement and the intentions of the parties as reflected thereby, including the provision by the Bank to the Company of such information as shall be required in order to determine the adjustments, if any, required under clause 9.4.7 of the Restated Facility Agreement.

IN WITNESS WHEREOF, each of the parties has signed this Agreement as of the date first hereinabove set forth.

TOWER SEMICONDUCTOR LTD.		BANK LEUMI LE-ISRAEL B.M.

By:	/s/ Oren Shirazi	By:	/s/ Meir Marom
Name:	Oren Shirazi	Name:	Meir Marom
Title:	VP Finance	Title:	Sector Manager

By:	/s/ Yoram Glatt	By:	/s/ Shmulik Arbel
Name:	Yoram Glatt	Name:	Shmulik Arbel
Title:	Treasurer	Title:	SRM
(Senior Relationship Manager)

EXHIBIT 1

THESE SECURITIES [(INCLUDING THE SECURITIES ISSUABLE PURSUANT HERETO)]1 HAVE NOT BEEN REGISTERED OR QUALIFIED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (“THE ACT”), OR ANY U.S. STATE OR OTHER JURISDICTION’S SECURITIES LAWS. THESE SECURITIES (INCLUDING THE SECURITIES ISSUABLE PURSUANT HERETO) MAY NOT BE SOLD, OFFERED FOR SALE OR PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT UNDER THE ACT WITH RESPECT TO ANY SUCH SECURITIES OR AN OPINION OF COUNSEL (REASONABLY SATISFACTORY TO THE COMPANY) THAT SUCH REGISTRATION IS NOT REQUIRED OR UNLESS SOLD PURSUANT TO RULE 144 OF THE ACT OR ON THE TEL-AVIV STOCK EXCHANGE IN COMPLIANCE WITH REGULATION S UNDER THE ACT.

EQUITY EQUIVALENT CONVERTIBLE CAPITAL NOTE

(Principal Amount of US $                        )

THIS EQUITY EQUIVALENT CONVERTIBLE CAPITAL NOTE (“this Capital Note”) in the principal amount of US $                         (                         United States Dollars) (“the Principal Amount”) has been issued by Tower Semiconductor Ltd., an Israeli company (“the Company”), whose shares are currently traded on The Nasdaq National Market (“NASDAQ”) and the Tel-Aviv Stock Exchange (“TASE”), to [                                ] (“the Holder”). This Capital Note was originally issued by the Company in exchange for the conversion by the original Holder of this Capital Note of loans to the Company in a principal amount equal to twice the Principal Amount and represents the obligation of the Company to pay the Principal Amount to the Holder in accordance with and subject to the terms set forth in this Capital Note.

1.	DEFINITIONS

In this Capital Note, the following terms have the meanings given to them in this clause 1:

1.1.	“Company” includes any person that shall succeed to or assume the obligations of the Company under this Capital Note; and

1.2.	“Holder” shall mean any person who at the time shall be the registered holder of this Capital Note or any part thereof.

[1]	Following the effective date of the Registration Statement covering the Conversion Shares, bracketed language to be removed from all future Capital Notes to be issued and, at the request of the Holder, a substitute Capital Note omitting the bracketed language will promptly be delivered to the Holder.

1.3.	“Ordinary Shares” means the ordinary shares, nominal value NIS 1.00 (one New Israel Sheqel) per share, of the Company (and any shares of capital stock substituted for the ordinary shares as a result of any stock split, stock dividend, recapitalisation, rights offering, exchange, merger or similar event or otherwise, including as described in this Capital Note).

2.	TERMS

The Principal Amount shall neither bear interest nor be linked to any index and shall be subordinated to all liabilities of the Company having priority over the Ordinary Shares.

The Principal Amount shall only be payable by the Company to the Holder out of distributions made upon the winding-up (whether solvent or insolvent), liquidation or dissolution of the Company and, in such event, on a pari passu and pro rata basis with the Ordinary Shares after payment of all liabilities of the Company having priority over the Ordinary Shares. For the purposes only of calculation of the allocation of such distributions between holders of the Capital Note and holders of Ordinary Shares, the holder of this Capital Note shall be deemed to own the number of Ordinary Shares into which this Capital Note may then be converted. The Company shall not be entitled to prepay or redeem this Capital Note.

This Capital Note shall be convertible into Ordinary Shares as set forth below and, for the removal of doubt, no such conversion shall be deemed a redemption or prepayment of this Capital Note.

3.	CONVERSION

3.1.	CONVERSION RIGHT

The Holder of this Capital Note has the right, at the Holder’s option, at any time and from time to time, to convert this Capital Note, without payment of any additional consideration, in accordance with the provisions of this clause 3, in whole or in part, into fully-paid and non-assessable Ordinary Shares. The number of Ordinary Shares into which this Capital Note may be converted (“the Conversion Shares”) shall be determined by dividing the aggregate Principal Amount of this Capital Note by the conversion price in effect at the time of such conversion (“the Conversion Price”). The Conversion Price initially shall be US $1.52 (one United States Dollar and fifty-two cents), as adjusted at any time and from time to time in accordance with clause 7 below.

3.2.	Conversion Procedure

This Capital Note may be converted in whole or in part at any time and from time to time by the surrender of this Capital Note to the Company at its principal office together with written notice of the election to convert all or any portion of the Principal Amount thereof, duly signed on behalf of the Holder. The Company shall, on such surrender date or as soon as practicable thereafter, issue irrevocable instructions to its stock transfer agent to deliver to the Holder a certificate or certificates for the number of Conversion Shares to which the Holder shall be entitled as a result of such conversion as aforesaid. Such conversion, the issue and allotment of such Conversion Shares and the registration of the Holder in the register of members of the Company as the holder of such Conversion Shares shall be deemed to have been made immediately prior to the close of business on the date of such surrender of this Capital Note or portion thereof and the person or persons entitled to receive the Conversion Shares issuable upon such conversion shall be treated for all purposes as the record holder or holders as of such date of such number of Conversion Shares to which the Holder shall be entitled as a result of such conversion as aforesaid. In the event of a partial conversion, the Company shall concurrently issue to the Holder a replacement Capital Note of like tenor as this Capital Note, but representing the Principal Amount remaining after such partial conversion. For the avoidance of doubt, the Company confirms that the terms of this Capital Note, including, without limitation, this clause 3, constitute the issue terms of the Conversion Shares and that, accordingly, the right of the Company pursuant to clauses 16.1 and 16.2 of the Company’s Articles of Association to delay the issuance of stock certificates for up to 6 (six) months after the allotment and registration of transfer is inapplicable. For the further removal of doubt, nothing herein shall derogate from the second sentence of clause 16.1 of the Company’s Articles of Association.

4.	FRACTIONAL INTEREST

No fractional shares will be issued in connection with any conversion hereunder. The Company shall round-down, to the nearest whole number, the number of Conversion Shares issuable in connection with any conversion hereunder.

5.	CAPITAL NOTE CONFERS NO RIGHTS OF SHAREHOLDER

The Holder shall not, by virtue of this Capital Note, have any rights as a shareholder of the Company prior to actual conversion into Conversion Shares in accordance with clause 3.2 above.

6.	ACQUISITION FOR INVESTMENT

This Capital Note[, including the Conversion Shares,2] has not been registered under the Securities Act of 1933, as amended (“the Securities Act”), or any other securities laws. The Holder acknowledges by acceptance of this Capital Note that it has acquired this Capital Note for investment and not with a view to distribution. [The Holder agrees that, unless the Conversion Shares have been registered under the Securities Act, any Conversion Shares issuable upon conversion of this Capital Note will be acquired for investment and not with a view to distribution in a manner inconsistent with the registration requirements of the U.S. securities laws and may have to be held indefinitely unless they are subsequently registered under the Securities Act or, based on an opinion of counsel reasonably satisfactory to the Company, an exemption from such registration is available; provided, however, that no opinion shall be required if sold pursuant to Rule 144 of the Securities Act or the transfer will be effected on the TASE and the Holder represents that the applicable conditions under Regulation S under the Securities Act have been satisfied.3] The Holder, by acceptance hereof, consents to the placement of legend(s) on this Capital Note and also on the Conversion Shares issuable upon conversion of this Capital Note, as to the applicable restrictions on transferability in order to ensure compliance with the Securities Act, unless in the reasonable opinion of counsel for the Company such legend is not required in order to ensure compliance with the Securities Act. The Company may issue stop transfer instructions to its transfer agent in connection with such restrictions.

Nothing in this clause 6 shall derogate from any obligations of the Company under any Registration Rights Agreement to which the Company and the Holder are parties.

[2]	Following the effective date of the Registration Statement covering the Conversion Shares, bracketed language to be removed from all future Capital Notes to be issued and, at the request of the Holder, a substitute Capital Note omitting the bracketed language will promptly be delivered to the Holder.

[3]	Following the effective date of the Registration Statement covering the Conversion Shares, bracketed language to be replaced with the following: "The Conversion Shares have been registered under the Securities Act on Form F-3 Registration Statement No. [insert relevant registration number]." on all future Capital Notes to be issued, and, at the request of the Holder, a substitute Capital Note having such replacement language will promptly be delivered to the Holder.

7.	ADJUSTMENT OF CONVERSION PRICE

AND NUMBER OF CONVERSION SHARES

The number and kind of securities issuable initially upon the conversion of this Capital Note and the Conversion Price shall be subject to adjustment at any time and from time to time upon the occurrence of certain events, as follows:

7.1.	Adjustment for Shares Splits and Combinations

If the Company at any time or from time to time effects a subdivision of the outstanding Ordinary Shares, the number of Conversion Shares issuable upon conversion of this Capital Note immediately before the subdivision shall be proportionately increased, and conversely, if the Company at any time or from time to time combines the outstanding Ordinary Shares, the number of Conversion Shares issuable upon conversion of this Capital Note immediately before the combination shall be proportionately decreased. Any adjustment under this clause 7.1 shall become effective at the close of business on the date the subdivision or combination becomes effective.

7.2.	Adjustment for Certain Dividends and Distributions

In the event the Company at any time, or from time to time, makes or fixes a record date for the determination of holders of Ordinary Shares entitled to receive a dividend or other distribution payable in additional Ordinary Shares, then and in each such event, the number of Ordinary Shares issuable upon conversion of this Capital Note shall be increased as of the time of such issuance or, in the event such a record date is fixed, as of the close of business on such record date, by multiplying the number of Ordinary Shares issuable upon conversion of this Capital Note by a fraction: (i) the numerator of which shall be the total number of Ordinary Shares issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, as applicable, plus the number of Ordinary Shares issuable in payment of such dividend or distribution; and (ii) the denominator of which is the total number of Ordinary Shares issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, as applicable; provided, however, that if such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the number of Ordinary Shares issuable upon conversion of this Capital Note shall be recomputed accordingly as of the close of business on such record date and thereafter the number of Ordinary Shares issuable upon conversion of this Capital Note shall be adjusted pursuant to this clause 7.2 as of the time of the actual payment of such dividends or distribution.

7.3.	Adjustments for Other Dividends and Distributions

In the event the Company at any time or from time to time makes, or fixes a record date for the determination of holders of Ordinary Shares entitled to receive a dividend or other distribution payable in securities of the Company other than Ordinary Shares (for the avoidance of doubt, other than in a rights offering as to which clause 7.7 shall be applicable), then in each such event provision shall be made so that the Holder shall receive upon conversion of this Capital Note and for no additional consideration, in addition to the number of Ordinary Shares receivable thereupon, the amount of securities of the Company that the Holder would have received had this Capital Note been converted immediately prior to such event, or the record date for such event, as applicable.

7.4.	Adjustment for Reclassification, Exchange and Substitution

If the Ordinary Shares issuable upon conversion of this Capital Note are changed into the same or a different number of shares of any class or classes of shares, whether by recapitalization, reclassification, exchange, substitution or otherwise (other than a subdivision or combination of shares, dividends payable in Ordinary Shares or other securities of the Company or a reorganization, merger, consolidation or sale of assets, provided for elsewhere in this clause 7), then and in any such event the Holder shall have the right thereafter to exercise this Capital Note into the kind and amount of shares and other securities receivable upon such recapitalization, reclassification, exchange, substitution or other change, by holders of the number of Ordinary Shares for which this Capital Note might have been converted immediately prior to such recapitalization, reclassification, exchange, substitution or other change (or the record date for such event), all subject to further adjustment as provided herein and under the Company’s Articles of Association.

7.5.	Reorganization, Mergers, Consolidations or Sales of Assets

If at any time or from time to time there is a capital reorganization of the Ordinary Shares (other than a recapitalization, subdivision, combination, reclassification, exchange or substitution of shares as provided for elsewhere in this clause 7), or a merger or consolidation of the Company with or into another corporation, or the sale of all or substantially all of the Company’s properties and assets to any other person, then, as a part of such reorganization, merger, consolidation or sale, provision shall be made so that the Holder shall thereafter be entitled to receive upon conversion of this Capital Note and for no additional consideration, the number of shares or other securities or property (including, without limitation, cash) of the Company, or of the successor corporation resulting from such merger or consolidation or sale, to which a holder of the number of Ordinary Shares issuable upon conversion of this Capital Note would have been entitled on such capital reorganization, merger, consolidation or sale.

7.6.	Other Transactions

In the event that the Company shall issue shares to its shareholders as a result of a split-off, spin-off or the like, then the Company shall only complete such issuance or other action if, as part thereof, allowance is made to protect the economic interest of the Holder either by increasing the number of Conversion Shares or by procuring that the Holder shall be entitled, on terms economically proportionate to those provided to its shareholders, to acquire additional shares of the spun-off or split-off entities.

7.7.	Rights Offerings

If the Company, at any time and from time to time, shall fix a record date for, or shall make a distribution to, its shareholders of rights or warrants to subscribe for or purchase any security (collectively, “Rights”), then, in each such event, the Company will provide the Holder, concurrently with the distribution of the Rights to its shareholders, identical rights, having terms and conditions identical to the Rights (for the avoidance of doubt, exercisable at the same time as the Rights), in such number to which the Holder would be entitled had the Holder converted this Capital Note into Conversion Shares immediately prior to the record date for such distribution, or if no record date shall be fixed, then immediately prior to such distribution , as applicable. Nothing in this clause 7.7 shall require the Company to complete any such distribution of Rights to its shareholders, including following the record date thereof, unless required pursuant to the terms of such distribution and, if such distribution of Rights to its shareholders is not completed in conformity with the terms of such distribution, then the Company shall be entitled not to complete the provision of rights to the Holder pursuant to this clause 7.7 above.

7.8.	Adjustment for Cash Dividends and Distributions

In the event the Company, at any time or from time to time until September 28, 2021, makes or fixes a record date for the determination of holders of Ordinary Shares entitled to receive a cash dividend or distribution, then and in each such event, the number of Ordinary Shares issuable upon conversion of this Capital Note shall be adjusted (for the avoidance of doubt, never decreased but either shall remain the same or increased), as of the close of business on such record date, by multiplying the number of Ordinary Shares issuable upon conversion of this Capital Note by a fraction: (i) the numerator of which shall be the closing price per share of the Ordinary Shares on the TASE on the determining date (“Hayom Hakovaya”) for such dividend or distribution; and (ii) the denominator of which shall be the adjusted “ex-dividend” price of the Ordinary Shares as such prices set out in (i) and (ii) are determined in each case by the TASE in accordance with its rules.

7.9.	General Protection

The Company will not, by amendment of its Articles of Association or other charter document or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder, or impair the economic interest of the Holder, but will at all times in good faith assist in the carrying out of all the provisions hereof and in taking of all such actions and making all such adjustments as may be necessary or appropriate in order to protect the rights and the economic interests of the Holder against impairment.

7.10.	Notice of Capital Changes

If at any time the Company shall declare any dividend or distribution of any kind, or offer for subscription pro rata to the holders of Ordinary Shares any additional shares of any class, other rights or any security of any kind, or there shall be any capital reorganization or reclassification of the capital shares of the Company, or consolidation or merger of the Company with, or sale of all or substantially all of its assets to another company or there shall be a voluntary or involuntary dissolution, liquidation or winding-up of the Company, or other transaction described in this clause 7, then, in any one or more of the said cases, the Company shall give the Holder prior written notice, by registered or certified mail, postage prepaid, of the date on which: (i) a record shall be taken for such dividend, distribution or subscription rights; or (ii) such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding-up shall take place, as the case may be. Such notice shall also specify the date as of which the holders of record of Ordinary Shares shall participate in such dividend or distribution, subscription rights, or shall be entitled to exchange their Ordinary Shares for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding-up, as the case may be. Such written notice shall be given at least 14 (fourteen) days prior to the action in question and not less than 14 (fourteen) days prior to the record date in respect thereto.

7.11.	Adjustment of Conversion Price

Upon each adjustment in the number of Ordinary Shares purchasable hereunder, the Conversion Price shall be proportionately increased or decreased, as the case may be, in a manner that is the inverse of the manner in which the number of Ordinary Shares purchasable hereunder shall be adjusted.

7.12.	Notice of Adjustments

Whenever the Conversion Price or the number of Ordinary Shares issuable upon conversion of this Capital Note shall be adjusted pursuant to this clause 7, the Company shall prepare a certificate signed by the chief financial officer of the Company setting forth, in reasonable detail, the event requiring the adjustment, the amount of the adjustment, the method by which such adjustment was calculated, and the Conversion Price and the number of Conversion Shares issuable upon conversion of this Capital Note after giving effect to such adjustment, and shall cause copies of such certificate to be mailed (by first class mail, postage prepaid) to the Holder.

8.	OTHER TRANSACTIONS

In the event that the Company or its shareholders receive an offer to transfer all or substantially all of the shares in the Company, or to effect a merger or acquisition or sale of all or substantially all of the assets of the

Company, then the Company shall promptly inform the Holder in writing of such offer.

9.	TRANSFER OF THIS CAPITAL NOTE BY THE HOLDER

This Capital Note shall be freely transferable or assignable by the Holder in whole or in part, at any time and from time to time, subject to the provisions of this clause 9. With respect to any transfer of this Capital Note, in whole or in part, the Holder shall surrender the Capital Note, together with a written request to transfer all or a portion of the Principal Amount of this Capital Note to the transferee, as well as, if reasonably requested by the Company, a written opinion of such Holder’s counsel, to the effect that such offer, sale or other distribution may be effected without registration under the Securities Act. Upon surrender of such Capital Note (and delivery of such opinion, if so requested) by the Holder, the Company shall immediately register such transferee as the Holder of this Capital Note, or the portion thereof, transferred to such transferee, such registration shall be deemed to have been made immediately prior to the close of business on the date of such surrender and delivery (if applicable), and such transferee or transferees shall be treated for all purposes as the record holder or holders as of such date of a Capital Note in that portion of the Principal Amount of this Capital Note so transferred. The Company shall, as promptly as practicable, deliver to the Holder one or more Capital Notes, of like tenor as this Capital Note, except that the Principal Amount thereof shall be the amount transferred to such transferee, for delivery to the transferee or transferees (or, if the Holder requests, deliver such Capital Note directly to such transferee or transferees) and shall, if only a portion of the Principal Amount of this Capital Note is being transferred, concurrently deliver to the Holder one or more replacement Capital Notes to represent the portion of the Principal Amount of this Capital Note not so transferred. For the avoidance of doubt, the Company confirms that no approval by the Board of Directors of the Company of any transfer of this Capital Note or the Conversion Shares is required.

10.	REPRESENTATIONS, WARRANTIES AND COVENANTS

The Company represents, warrants and covenants to the Holder as follows:

10.1.	this Capital Note has been duly authorized and executed by the Company and is a valid and binding obligation of the Company enforceable in accordance with its terms;

10.2.	the Conversion Shares are duly authorized and are, and will be, reserved (for the avoidance of doubt, without the need for further corporate action by the Company) for issuance by the Company and, when issued in accordance with the terms hereof, will be validly issued, fully paid and non-assessable and not subject to any pre-emptive rights;

10.3.	the execution and delivery of this Capital Note are not, and the issuance of the Conversion Shares upon conversion of this Capital Note in accordance with the terms hereof will not be, inconsistent with the Company’s Certificate of Incorporation, Memorandum of Association or Articles of Association, do not and will not contravene any law, governmental or regulatory rule or regulation, including NASDAQ and TASE rules and regulations, judgment or order applicable to the Company, do not and will not conflict with or contravene any provision of, or constitute a default under, any indenture, mortgage, contract or other instrument of which the Company is a party or by which it is bound or, except for consents that have already been obtained and filings already made, require the consent or approval of, the giving of notice to, the registration with or the taking of any action in respect of or by, any Israeli or foreign governmental authority or agency or other person; and

10.4.	the Conversion Shares have been approved for listing and trading on TASE.

11.	LOSS, THEFT, DESTRUCTION OR

MUTILATION OF CAPITAL NOTE

Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of any Capital Note or Conversion Shares certificate, and in case of loss, theft or destruction, of indemnity, or security reasonably satisfactory to it, and upon reimbursement to the Company of all reasonable expenses incidental thereto, and upon surrender and cancellation of such Capital Note or Conversion Shares certificate, if mutilated, the Company will make and deliver a new Capital Note or Conversion Shares certificate of like tenor and dated as of such cancellation, in lieu of such Capital Note or Conversion Shares certificate.

12.	NOTICES

All notices and other communications required or permitted hereunder to be given to a party to this Agreement shall be in writing and shall be faxed or mailed by registered or certified mail, postage prepaid, or otherwise delivered by hand or by messenger, addressed to such party’s address as set forth below:

If to the Holder:	[ ]
[ ]
	Attention:	[ ]
	Facsimile:	[ ]

If to the Company:	Tower Semiconductor Ltd.
P.O. Box 619
Ramat Gabriel Industrial Zone
Migdal Haemek 23105
	Attention:	Oren Shirazi, Acting
Chief Financial Officer
	Facsimile:	(04) 604 7242

with a copy to:	Yigal Arnon & Co.
1 Azrieli Center
Tel Aviv
Israel
	Attention:	David H. Schapiro, Adv./
Ari Fried, Adv.
	Facsimile:	(03) 608 7714

or such other address with respect to a party as such party shall notify each other party in writing as above provided. Any notice sent in accordance with this clause 12 shall be effective: (a) if mailed, 5 (five) business days after mailing; (b) if sent by messenger, upon delivery; and (c) if sent via facsimile, 1 (one) business day following transmission and electronic confirmation of receipt.

13.	APPLICABLE LAW; JURISDICTION

This Capital Note shall be governed by and construed in accordance with the laws of the State of Israel as applicable to contracts between two residents of the State of Israel entered into and to be performed entirely within the State of Israel. Any dispute arising under or in relation to this Capital Note shall be resolved in the competent court for Tel Aviv-Jaffa district, and the Company and the Holder hereby submits irrevocably to the jurisdiction of such court.

Dated:

for	TOWER SEMICONDUCTOR LTD.

By:

Title: